UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 12, 2008

CVS CAREMARK CORPORATION
(Exact name of registrant as specified in charter)

Delaware	001-01011	05-0494040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One CVS Drive, Woonsocket, Rhode Island 02895
(Address of principal executive offices)

Registrant’s telephone number, including area code: (401) 765-1500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On August 12, 2008, CVS Caremark Corporation, a Delaware corporation (“CVS”), Longs Drug Stores Corporation, a Maryland corporation (“Longs”), and Blue MergerSub Corp., an indirect wholly owned subsidiary of CVS (“Purchaser”), entered into an Agreement and Plan of Merger (the “Merger Agreement”).

Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Purchaser will commence a tender offer (the “Offer”) to purchase all outstanding shares of common stock, par value $0.50 per share, of Longs (“Shares”) at a price of $71.50 per Share, in cash without interest (such price, or any higher price as may be paid in the Offer, the “Offer Price”).  Following the completion of the Offer, Purchaser will merge with and into Longs (the “Merger”), with Longs surviving the Merger as a direct or indirect wholly owned subsidiary of CVS.  At the effective time of the Merger, any remaining outstanding Shares not tendered in the Offer, other than Shares owned by CVS or any direct or indirect wholly owned subsidiary of CVS or Longs, will be acquired for cash at the Offer Price.

The Merger Agreement provides that Purchaser will commence the Offer as promptly as practicable after the date of the Merger Agreement, and in any event by August 22, 2008.

The Offer is not subject to a financing condition.  The obligation of Purchaser to accept for payment and pay for the Shares tendered in the Offer is subject to the satisfaction or waiver of a number of closing conditions set forth in the Merger Agreement, including among others, the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976. In addition, it is also a condition of Purchaser’s obligation to accept for payment and pay for the Shares tendered in the Offer that, together with the Shares then owned by CVS and/or Purchaser, at least two-thirds of the total number of Shares outstanding on a fully-diluted basis shall have been validly tendered in accordance with the terms of the Offer and not properly withdrawn (the “Minimum Condition”).  The Minimum Condition may not be waived by Purchaser without the prior written consent of Longs. The closing of the Merger is also subject to other customary closing conditions.  Subject to certain conditions and limitations, Longs has granted CVS and Purchaser an option to purchase from Longs, following the completion of the Offer, a number of additional Shares that, when added to the Shares already owned by Purchaser, constitute one Share more than 90% of the Shares entitled to vote on the Merger.  If Purchaser acquires more than 90% of the outstanding Shares including through exercise of the aforementioned option, it will complete the Merger through the “short form” procedures available under Maryland law.

The Merger Agreement contains certain termination rights for each of CVS and Longs, and if the Merger Agreement is terminated under certain circumstances, Longs is required to pay CVS a termination fee of $115 million and/or reimburse CVS for its out-of-pocket transaction-related expenses up to $10 million (to be credited against payment of the termination fee).

The Merger Agreement includes customary representations, warranties and covenants of Longs, CVS and Purchaser.  In addition to certain other covenants, Longs has agreed not to (i) solicit, initiate or encourage any takeover proposal from a third party; (ii) enter into or participate in any discussions with, or furnish any information relating to Longs to, any third party in connection with any takeover proposal; (iii) grant any waiver or release under any standstill agreement relating to its securities; (iv) exempt or approve any transaction from any antitakeover statute; or (v) enter into any agreement relating to a takeover proposal, in each case, subject to certain exceptions set forth in the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated into this report by reference.

The Merger Agreement governs the contractual rights between the parties in relation to the Offer and Merger. The Merger Agreement has been filed as an exhibit to this Form 8-K to provide investors with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about CVS or Longs in CVS’ or Longs’ public reports filed with the Securities and Exchange Commission.  In particular, the Merger Agreement is not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to CVS or Longs.  The representations and warranties contained in the Merger Agreement have been negotiated with the principal purpose of establishing the circumstances in which Purchaser may have the right not to consummate the Offer, or a party may have the right to terminate the Merger Agreement, if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocates risk between the parties, rather than establishing matters as facts.  The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders.

Item 8.01  Other Events

On August 12, 2008, CVS issued a press release announcing the execution of the Merger Agreement.  The  press release is attached as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits

 (d)  Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of August 12, 2008 among CVS Caremark Corporation, Longs Drug Stores Corporation and Blue MergerSub Corp.

99.1	Press Release issued by CVS Caremark Corporation dated August 12, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 13, 2008
CVS CAREMARK CORPORATION

By:	/s/ David B. Rickard
	Name:	David B. Rickard
	Title:	Executive Vice President, Chief Financial Officer and Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger dated as of August 12, 2008 among CVS Caremark Corporation, Longs Drug Stores Corporation and Blue MergerSub Corp.

99.1	Press Release issued by CVS Caremark Corporation dated August 12, 2008.